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                                                                     EXHIBIT 3.2


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       FOR
                         WESTERN FOOD DISTRIBUTORS, INC.

        Pursuant to NRS 78.207, the undersigned President and Secretary of Western Food Distributors, Inc. do hereby certify:

        That the following amendments to the articles of incorporation were unanimously approved by the Board of Directors of said corporation by written consent in lieu of a special meeting of the Board of Directors, dated June 19, 1998 and by a majority of the outstanding shares entitled to vote, there being 400,000 shares authorized to vote and 220,000 shares having voted in favor of the amended articles.

1.  Change of Authorized Capital.

        After giving effect to a five for one (5 for 1) forward stock split, the authorized common stock shall be increased from 20,000,000 shares, $.001 par value per share to 100,000,000 shares, $.001 par value per share.

Accordingly,

        Article VI is hereby amended to read as follows:

        Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 105,000,000 shares consisting of Common and Preferred Stock as follows:

               (a) After giving effect to a five for one (5 for 1) forward stock split and thereafter increasing the authorized Common Stock, the total number of shares of Common Stock which this Corporation is authorized to issue is 100,000,000 shares at $.001 par value per share.

               (b) The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000 shares at $.001 par value per share, which Preferred stock may contain special preferences as determined by the Board of Directors of the Corporation, including, but not limited to, the bearing of interest and convertibility into shares of Common Stock of the Corporation.

                                   /s/ Joey Smith
                                   ------------------------------------
                                   Joey Smith
                                   President



                                   /s/ Lise-Lotte Newell
                                   ------------------------------------
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                                   Lise-Lotte (Ruzicka) Newell
                                   Secretary




STATE OF UTAH                )
                             )   ss.
COUNTY OF UTAH               )

        On this 13th day of July 1998, personally appeared before me, a Notary Public, Joey Smith, President of the above-mentioned Corporation, who acknowledged that he executed the Certificate of Amendment of the Articles of Incorporation for Western Food Distributors, Inc.

                                   /s/ Robert A. Williams
                                   ------------------------------------
                                   Notary Public



(Notary stamp or seal)




STATE OF NEVADA              )
                             )   ss.
COUNTY OF CLARK              )

        On this 14th day of July 1998, personally appeared before me, a Notary Public, Lise-Lotte (Ruzicka) Newell, Secretary, of the above-mentioned Corporation, who acknowledged that he executed the Certificate of Amendment of the Articles of Incorporation for Western Food Distributors, Inc.

                                   /s/ Max C. Tanner
                                   ------------------------------------
                                   Notary Public



(Notary stamp or seal)